Exhibit 99.1

News Release For Immediate Release www.ball.com	Investor Contact: Ann T. Scott 303-460-3537, ascott@ball.com Media Contact: Renee Robinson 303-460-2476, rarobins@ball.com
Ball Reports 2016 Results

Highlights
●	Full-year and fourth quarter U.S. GAAP earnings per diluted share of $1.39 and 8 cents, respectively, vs. full-year and fourth quarter 2015 results of $1.99 and 39 cents, respectively

●	Full-year and fourth quarter comparable earnings per diluted share of $3.49 and 87 cents, respectively, vs. 2015 results of $3.48 and 80 cents, respectively; 2016 results reflect higher year-over-year share count

●	Solid global beverage and aerosol can demand and contribution from the Rexam acquisition drove the increase in comparable operating results

●	Aerospace contracted backlog of $1.4 billion at year end

●	Company reaffirms 2017 and long-term financial goals

BROOMFIELD, Colo., Feb. 2, 2017 – Ball Corporation (NYSE: BLL) today reported, on a U.S. GAAP basis, full-year 2016 net earnings attributable to the corporation of $224 million (including the net effect of after-tax charges of $339 million, or $2.10 per diluted share for business consolidation, debt refinancing and other non-comparable costs) or $1.39 per diluted share, on sales of $9.1 billion, compared to $281 million of net earnings attributable to the corporation, or $1.99 cents per diluted share (including the net effect of after-tax charges of $209 million, or $1.49 cents per diluted share for business consolidation costs, economic hedging losses, and debt refinancing and other costs), on sales of $8.0 billion in 2015. Ball's comparable full-year 2016 results were net earnings of $563 million, or $3.49 per diluted share, compared to $490 million, or $3.48 per diluted share in 2015.
Fourth quarter 2016 net earnings attributable to Ball Corporation were $14 million, or 8 cents per diluted share, on sales of $2.5 billion, compared to $55 million, or 39 cents per diluted share, on sales of $1.8 billion, in the fourth quarter of 2015. On a comparable basis, Ball's fourth quarter 2016 results were net earnings of $155 million, or 87 cents per diluted share, compared to $113 million, or 80 cents per diluted share in the fourth quarter of 2015. Earnings per share figures for 2016 reflect the impact of shares issued for the acquisitions of Rexam and Latapack-Ball.
During the second half of 2016, Ball realigned its operating segments as a result of the Rexam transaction. The company retrospectively adjusted prior period amounts to conform to the current segment presentation; comparable operating results prior to June 30, 2016, exclude the effects of the Rexam transaction. Details of comparable segment earnings, business consolidation activities and other non-comparable costs, as well as descriptions of the company's new business segments, can be found in the notes to the unaudited

Ball Corporation • 10 Longs Peak Drive • P.O. Box 5000 • Broomfield, CO 80021 • www.ball.com      Page 1

condensed consolidated financial statements that accompany this news release. The company's consolidated statements of cash flows will be provided in the company's Form 10-K expected to be filed by March 1, 2017.

"Following a very complex and rewarding year, our 2016 comparable results were in line with our expectations.  We had previously discussed that the momentum in our existing business combined with the addition of our acquisition would generate sequential momentum as we moved into 2017. This momentum continues to build in all of our businesses and our packaging products are excellently positioned to support our customers' plans to market sustainable packaging to all generations for any occasion," said John A. Hayes, chairman, president and chief executive officer. "We once again reaffirm our financial goals for 2017 through 2019 and expect $150 million of transaction-related synergies to be recognized in 2017 with at least another $150 million expected by the end of 2019."

Beverage Packaging, North and Central America

Beverage packaging, North and Central America, comparable segment operating earnings for full-year 2016 were $469 million on sales of $3.6 billion, compared to $402 million on sales of $3.2 billion in 2015. For the fourth quarter 2016, comparable segment operating earnings were $114 million on sales of $959 million, compared to $86 million on sales of $736 million during the same period in 2015.
Full-year and fourth quarter 2016 segment revenues and operating earnings benefitted from the additional operations from the Rexam acquisition and continued growth in beer, specialty and certain non-alcoholic categories in the U.S. and Mexico, as well as solid manufacturing performance across the segment.

Beverage Packaging, South America

Beverage packaging, South America, comparable segment operating earnings for full-year 2016 were $185 million on sales of $1.0 billion, compared to $80 million on sales of $591 million in 2015. For the fourth quarter, comparable segment operating earnings were $85 million on sales of $437 million, compared to $37 million on sales of $184 million during the same period in 2015.
In South America, full-year and fourth quarter revenues and operating earnings were higher due to the inclusion of operations from the Rexam acquisition. Overall industry demand declined high single digits in the fourth quarter and low to mid-single digits for the full-year 2016 in line with beverage consumption and GDP declines in Brazil. Despite the weakness in the Brazilian economy, beverage cans performed well versus other packaging substrates, and specialty cans continue to represent approximately 45 percent of the package mix for the segment.

Beverage Packaging, Europe

Beverage packaging, Europe, comparable segment operating earnings for the full-year 2016 were $217 million on sales of $2.0 billion, compared to $192 million on sales of $1.7 billion in 2015. For the fourth quarter

Ball Corporation • 10 Longs Peak Drive • P.O. Box 5000 • Broomfield, CO 80021 • www.ball.com      Page 2

2016, comparable segment operating earnings were $32 million on sales of $449 million, compared to $43 million on sales of $343 million during the same period in 2015.

    Comparable segment earnings in the fourth quarter and year-to-date reflect the inclusion of operations from the Rexam acquisition. Fourth quarter 2016 segment results were negatively impacted by depreciation associated with fixed asset write-ups from the acquisition in the European segment given its scale relative to other reporting segments involved in the acquisition and the acquired business has more pronounced seasonality versus our legacy European business. Plans have been initiated to address revenue and margin improvement in 2017 and beyond.
    Overall industry demand was up slightly led by solid demand across continental Europe offset somewhat by the normal seasonal slowdown in Russia. To support strong growth for beverage cans on the Iberian Peninsula, the company began construction of a two-line, aluminum beverage can manufacturing facility near Madrid, Spain, with most of the new capacity secured under a long-term customer contract. The plant will be operational in 2018 and produce multiple can sizes.

Food and Aerosol Packaging
Food and aerosol packaging comparable segment operating earnings for the full-year 2016 were $109 million on sales of $1.2 billion, compared to $108 million on sales of $1.3 billion in 2015. For the fourth quarter, comparable segment operating earnings were $24 million on sales of $259 million, compared to $18 million on sales of $285 million during the same period in 2015.
During 2016, segment aerosol volumes increased low-single digits due to demand for personal care products versus segment food can volumes in our system declining mid- to high-single digits. Management remains committed to reducing invested capital and increasing plant efficiencies in its U.S. tinplate operations to align our cost structure with the supply demand situation in the U.S. food can industry.

Aerospace

Aerospace comparable segment operating earnings for the full-year 2016 were $88 million on sales of $818 million, compared to $82 million on sales of $810 million in 2015. For the fourth quarter, comparable segment operating earnings were $26 million on sales of $241 million, compared to $21 million on sales of $162 million during the same period in 2015.
Contracted backlog ended the year at $1.4 billion. To support growth in the business, including the year-over-year doubling of our contracted backlog, the company will expand its Westminster, Colorado, aerospace manufacturing center during 2017. Ball's legacy of delivering technologies and instruments for defense, civil and cyber should result in a step-change in year-over-year financial results in 2017.

Ball Corporation • 10 Longs Peak Drive • P.O. Box 5000 • Broomfield, CO 80021 • www.ball.com      Page 3

Outlook
"Our year-end 2016 net debt of $6.9 billion was slightly better than our forecast of $7.0 billion. We continue to expect 2017 free cash flow to be in the range of $750 million to $850 million after capital spending of approximately $500 million," said Scott C. Morrison, senior vice president and chief financial officer.
"The company is on course to deliver improved free cash flow, EVA dollar growth and comparable diluted earnings per share growth of at least 20 percent in 2017. We are fully executing upon our post-acquisition plans with the completed closure of the former Rexam headquarters, the closure of the Charlotte, North Carolina, regional support center slated for mid-2017, and additional transformative process and footprint work slated for the second half 2017 and beyond," Hayes said.

About Ball Corporation
Ball Corporation supplies innovative, sustainable packaging solutions for beverage, food and household products customers, as well as aerospace and other technologies and services primarily for the U.S. government. Ball Corporation and its subsidiaries employ 18,450 people worldwide and reported 2016 net sales of $9.1 billion. For more information, visit www.ball.com, or connect with us on Facebook or Twitter.

Conference Call Details
Ball Corporation (NYSE: BLL) will hold its fourth quarter 2016 earnings call today at 9 a.m. Mountain time (11 a.m. Eastern). The North American toll-free number for the call is 800-695-8859. International callers should dial 303-223-4378. Please use the following URL for a webcast of the live call:

http://edge.media-server.com/m/p/z7ruypzq

For those unable to listen to the live call, a taped replay will be available from 11 a.m. Mountain time on Feb. 2, 2017, until 11 a.m. Mountain time on Feb. 9, 2017. To access the replay, call 800-633-8284 (North American callers) or 402-977-9140 (international callers) and use reservation number 21840800. A written transcript of the call will be posted within 48 hours of the call's conclusion to Ball's website at www.ball.com/investors under "news and presentations."

Forward-Looking Statements
This release contains "forward-looking" statements concerning future events and financial performance. Words such as "expects," "anticipates," "estimates," "believes," "targets," "likely" and similar expressions typically identify forward-looking statements, which are generally any statements other than statements of historical fact. Such statements are based on current expectations or views of the future and are subject to risks and uncertainties, which could cause actual results or events to differ materially from those expressed or implied. You should therefore not place undue reliance upon any forward-looking statements and any of such statements should be read in conjunction with, and, qualified in their entirety by, the cautionary statements referenced below. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Key factors, risks and uncertainties that could cause actual outcomes and results to be different are summarized in filings with the Securities and Exchange Commission, including Exhibit 99 in our Form 10-K, which are available on our website and at www.sec.gov. Additional factors that might affect: a) our packaging segments include product demand fluctuations; availability/cost of raw materials; competitive packaging, pricing and substitution; changes in climate and weather; competitive activity; failure to achieve synergies, productivity improvements or cost reductions; mandatory deposit or other restrictive packaging laws; customer and supplier consolidation, power and supply chain influence; changes in major customer or supplier contracts or a loss of a major customer or supplier; political instability and sanctions; currency controls; and changes in foreign exchange or tax rates; b) our aerospace segment include funding, authorization, availability and returns of government and commercial contracts; and delays, extensions and technical uncertainties affecting segment contracts; c) the company as a whole include those listed plus: changes in senior management; regulatory action or issues including tax, environmental, health and workplace safety, including U.S. FDA and other actions or public concerns affecting products filled in our containers, or chemicals or substances used in raw materials or in the manufacturing process; technological developments and innovations; litigation; strikes; labor cost changes; rates of return on assets of the company's defined benefit retirement plans; pension changes; uncertainties surrounding geopolitical events and governmental policies both in the U.S. and in other countries, including the U.S. government elections, budget, sequestration and debt limit; reduced cash flow; ability to achieve cost-out initiatives and synergies; interest rates affecting our debt; and successful or unsuccessful acquisitions and divestitures, including with respect to the Rexam PLC acquisition and its integration, or the associated divestiture; the effect of the acquisition or the divestiture on our business relationships, operating results and business generally.

# # #

Ball Corporation • 10 Longs Peak Drive • P.O. Box 5000 • Broomfield, CO 80021 • www.ball.com      Page 4

Condensed Financial Statements (Fourth Quarter 2016)

Unaudited Condensed Consolidated Statements of Earnings

	Three Months Ended		Year Ended
	December 31,		December 31,
($ in millions, except per share amounts)	2016	2015	2016	2015

Net sales	$2,516	$1,805	$9,116	$7,997

Costs and expenses
Cost of sales (excluding depreciation and amortization)	(2,000)	(1,434)	(7,351)	(6,460)
Depreciation and amortization	(154)	(74)	(453)	(286)
Selling, general and administrative	(164)	(111)	(512)	(450)
Business consolidation and other activities	(40)	(56)	(359)	(195)
	(2,358)	(1,675)	(8,675)	(7,391)

Earnings before interest and taxes	158	130	441	606

Interest expense	(70)	(36)	(229)	(143)
Debt refinancing and other costs	(1)	(31)	(109)	(117)
Total interest expense	(71)	(67)	(338)	(260)
Earnings before taxes	87	63	103	346
Tax (provision) benefit	(82)	1	109	(47)
Equity in results of affiliates, net of tax	9	1	15	4
Net earnings	14	65	227	303

Less net earnings attributable to noncontrolling interests	-	(10)	(3)	(22)

Net earnings attributable to Ball Corporation	$14	$55	$224	$281

Earnings per share:
Basic	$0.08	$0.40	$1.42	$2.05
Diluted	$0.08	$0.39	$1.39	$1.99

Weighted average shares outstanding (000s):
Basic	174,712	136,976	158,271	137,300
Diluted	177,770	140,525	161,442	140,984

Condensed Financial Statements (Fourth Quarter 2016)

Unaudited Condensed Consolidated Balance Sheets

	December 31,
($ in millions)	2016	2015

Assets
Current assets
Cash and cash equivalents	$597	$224
Receivables, net	1,477	885
Inventories, net	1,413	898
Other current assets	152	177
Total current assets	3,639	2,184
Property, plant and equipment, net	4,379	2,686
Goodwill	5,095	2,177
Restricted cash	-	2,154
Intangible assets, net	1,934	195
Other assets, net	1,331	301

Total assets	$16,378	$9,697

Liabilities and Shareholders' Equity
Current liabilities
Short-term debt and current portion of long-term debt	$222	$77
Payables and other accrued liabilities	2,763	2,065
Total current liabilities	2,985	2,142
Long-term debt	7,310	4,974
Other long-term liabilities	2,581	1,320
Shareholders' equity	3,502	1,261

Total liabilities and shareholders' equity	$16,378	$9,697

Notes to the Condensed Financial Statements (Fourth Quarter 2016)

1.  Business Segment Information
During the third quarter of 2016, Ball made certain segment realignments as a result of the Rexam acquisition and sale of a portion of Ball's existing beverage packaging businesses and select beverage can assets of Rexam (the Divestment Business) to align with how Ball now manages its businesses. Ball has retrospectively adjusted prior period amounts to conform to the current segment presentation. Ball's operations are organized and reviewed by management along its product lines and geographical areas and presented in the five reportable segments outlined below:
Beverage packaging, North and Central America: Consists of operations in the U.S., Canada and Mexico that manufacture and sell metal beverage containers.
Beverage packaging, South America: Consists of operations in Brazil, Argentina and Chile that manufacture and sell metal beverage containers.
Beverage packaging, Europe: Consists of operations in numerous countries in Europe, including Russia, that manufacture and sell metal beverage containers.
Food and aerosol packaging: Consists of operations in the U.S., Europe, Canada, Mexico, Argentina and India that manufacture and sell steel food, aerosol, paint and general line containers, as well as extruded aluminum aerosol containers and aluminum slugs.
Aerospace: Consists of operations that manufacture and sell aerospace and other related products and provide services used in the defense, civil space and commercial space industries.
Other consists of non-reportable segments in Asia Pacific, Africa, the Middle East and Asia that manufacture and sell metal beverage containers; undistributed corporate expenses; intercompany eliminations; and other business activities.
The company also has investments in operations in Guatemala, Panama, South Korea, the U.S. and Vietnam which are accounted for under the equity method of accounting and, accordingly, those results are not included in segment sales or earnings.
The accounting policies of the segments are the same as those in the unaudited condensed consolidated financial statements. A discussion of the company's critical and significant accounting policies can be found in Ball's annual report.

Notes to the Condensed Financial Statements (Fourth Quarter 2016)

1.  Business Segment Information (continued)

	Three Months Ended		Year Ended
	December 31,		December 31,
($ in millions)	2016	2015	2016	2015

Net sales
Beverage packaging, North and Central America	$959	$736	$3,612	$3,202
Beverage packaging, South America	437	184	1,014	591
Beverage packaging, Europe	449	343	1,970	1,653
Food and aerosol packaging	259	285	1,171	1,297
Aerospace	241	162	818	810
Reportable segment sales	2,345	1,710	8,585	7,553
Other	171	95	531	444
Net sales	$2,516	$1,805	$9,116	$7,997

Comparable operating earnings
Beverage packaging, North and Central America	$114	$86	$469	$402
Beverage packaging, South America	85	37	185	80
Beverage packaging, Europe	32	43	217	192
Food and aerosol packaging	24	18	109	108
Aerospace	26	21	88	82
Reportable segment comparable operating earnings	281	205	1,068	864
Other (a)	(23)	(19)	(92)	(63)
Comparable operating earnings	258	186	976	801
Reconciling items
Business consolidation and other activities	(40)	(56)	(359)	(195)
Amortization of acquired Rexam intangibles	(32)	-	(65)	-
Cost of sales associated with Rexam inventory step-up	(1)	-	(84)	-
Egyptian pound devaluation	(27)	-	(27)	-
Earnings before interest and taxes	158	130	441	606
Interest expense	(70)	(36)	(229)	(143)
Debt refinancing and other costs	(1)	(31)	(109)	(117)
Total interest expense	(71)	(67)	(338)	(260)
Earnings before taxes	87	63	103	346
Tax (provision) benefit	(82)	1	109	(47)
Equity in results of affiliates	9	1	15	4
Net earnings	14	65	227	303
Less net earnings attributable to noncontrolling interests	-	(10)	(3)	(22)
Net earnings attributable to Ball Corporation	$14	$55	$224	$281

(a)

Includes undistributed corporate expenses of $32 million and $24 million for the fourth quarter 2016 and 2015, respectively, and $110 million and $93 million for the year ended 2016 and 2015, respectively.

Notes to the Condensed Financial Statements (Fourth Quarter 2016)

 2.  Non-Comparable Items

	Three Months Ended December 31,		Year Ended December 31,
($ in millions)	2016	2015	2016	2015

Non-comparable items - income (expense)
Beverage packaging, North and Central America
Business consolidation and other activities
Rexam transaction related costs (1)	$-	$-	$(4)	$-
Bristol facility closure costs (2)	1	1	(4)	(19)
Reidsville facility closure costs (3)	(9)	-	(9)	-
Individually insignificant items	-	1	(3)	-
Other non-comparable items
Cost of sales associated with Rexam inventory step-up (4)	-	-	(10)	-
Amortization of acquired Rexam intangibles (5)	(5)	-	(11)	-
Total beverage packaging, North and Central America	(13)	2	(41)	(19)

Beverage packaging, South America
Business consolidation and other activities
Rexam transaction related costs (1)	1	-	(14)	-
Individually insignificant items	-	(3)	(1)	(3)
Other non-comparable items
Cost of sales associated with Rexam inventory step-up (4)	-	-	(20)	-
Amortization of acquired Rexam intangibles (5)	(8)	-	(17)	-
Total beverage packaging, South America	(7)	(3)	(52)	(3)

Beverage packaging, Europe
Business consolidation and other activities
Rexam transaction related costs (1)	(4)	-	(22)	-
Asset impairment (6)	-	-	-	(5)
Individually insignificant items	(1)	(1)	(2)	(5)
Other non-comparable items
Cost of sales associated with Rexam inventory step-up (4)	(1)	-	(47)	-
Amortization of acquired Rexam intangibles (5)	(16)	-	(31)	-
Total beverage packaging, Europe	(22)	(1)	(102)	(10)

Food and aerosol packaging
Weirton facility closure costs (7)	(4)	-	(18)	-
Gain on sale of Baltimore facility (8)	9	-	9	-
Manufacturing asset rationalization (9)	(10)	-	(10)	-
Individually insignificant items	-	1	(7)	-
Total food and aerosol packaging	(5)	1	(26)	-

Aerospace individually insignificant items	-	-	-	1

Other
Business consolidation and other activities
Rexam transaction related costs (1)	(17)	(34)	(301)	(139)
Currency exchange gain (loss) for restricted cash, intercompany loans and 2020, 2023 euro senior notes (10)	-	(14)	(173)	(14)
Rexam acquisition related compensation arrangements (11)	(3)	-	(108)	-
Gain on sale of the Divestment Business (12)	(5)	-	322	-
Individually insignificant items	2	(7)	(14)	(11)
Other non-comparable items
Cost of sales associated with Rexam inventory step-up (4)	-	-	(7)	-
Amortization of acquired Rexam intangibles (5)	(3)	-	(6)	-
Egyptian pound devaluation (13)	(27)	-	(27)	-
Total other	(53)	(55)	(314)	(164)

Total business consolidation and other activities	(40)	(56)	(359)	(195)
Total other non-comparable items	(60)	-	(176)	-
Total non-comparable items	(100)	(56)	(535)	(195)

Notes to the Condensed Financial Statements (Fourth Quarter 2016)

	Three Months Ended December 31,		Year Ended December 31,
($ in millions)	2016	2015	2016	2015
Tax effect on business consolidation and other activities (18)	(58)	18	241	66
Tax effect on other non-comparable items	17	-	31	-
Individually insignificant items	-	-	-	(4)
Total tax effect	(41)	18	272	62
Total non-comparable items, net of tax	$(141)	$(38)	$(263)	$(133)

Debt Refinancing and Other Costs
Interest expense on 3.5% and 4.375% senior notes (14)	$-	$(5)	$(49)	$(5)
Economic hedge - interest rate risk (1)	-	(6)	(20)	(16)
Refinancing of bridge and revolving credit facilities (15)	-	(11)	(30)	(16)
Amortization of unsecured, committed bridge facility financing fees (16)	-	(9)	(7)	(23)
Redemption of 6.75% and 5.75% senior notes, due September 2020 and May 2021, respectively, and refinance of senior credit facilities (17)	-	-	-	(57)
Individually insignificant items	(1)	-	(3)	-
Total debt refinancing and other costs	(1)	(31)	(109)	(117)
Tax effect on debt refinancing and other costs	1	11	33	41
Total debt refinancing and other costs, net of tax	$-	$(20)	$(76)	$(76)

(1)	During the fourth quarter of 2015 and the year ended 2016, the company recorded charges for professional services and other costs associated with the June 30, 2016, acquisition of Rexam.

Also during the years ended 2016 and 2015, the company recorded gains and losses associated with financial instruments purchased to reduce its currency exchange rate exposure associated with the British pound denominated cash portion of the Rexam acquisition purchase price and purchased derivative financial instruments to mitigate its exposure to interest rate changes associated with anticipated debt issuances to pay the cash portion of the Rexam acquisition purchase price.

(2)
During the third quarter of 2015, the company announced the planned closure of its beverage packaging end-making facility in Bristol, Virginia, which ceased production in the second quarter of 2016. The closure realigned end-making capacities in North America to position the company to meet customer demand. Charges composed of severance, pension and other employee benefits, as well as other individually insignificant items.

(3)
In December 2016, the company announced the planned closure of its beverage packaging facility in Reidsville, North Carolina, which is expected to cease production in the middle of 2017. The charges in the fourth quarter of 2016 were composed of employee severance, pension and other benefits, asset impairments, and facility shutdown and disposal costs.

(4)	During the third and fourth quarters of 2016, the company recorded cost of sales associated with the step-up in value of inventory acquired from Rexam.

(5)	During the third and fourth quarters of 2016, the company recorded amortization expense for customer relationships and other intangible assets identified as part of the Rexam acquisition.

(6)	During the second quarter of 2015, the company recorded charges for the write down of property held for sale.

(7)
During the first quarter of 2016, the company announced the closure of its food and aerosol packaging flat sheet production and end-making facility in Weirton, West Virginia, which is expected to cease production in early 2017. Charges were composed of employee severance and benefits, facility shutdown costs, and asset impairment and disposal costs.

(8)	In October 2016, the company sold its specialty tin manufacturing facility in Baltimore, Maryland, which resulted in a gain on sale of $9 million.

(9)
During the fourth quarter of 2016, the company rationalized certain manufacturing equipment to align production capacity with its customer requirements. The fourth quarter charge consisted of accelerated depreciation of the rationalized equipment and write-offs of costs associated with relocated assets.

(10)
The company recorded net foreign currency exchange losses from the revaluation of foreign currency denominated restricted cash, and intercompany loans related to the cash component of the Rexam acquisition purchase price, the sale of the Divestment Business and the revaluation of the euro-denominated debt issuances in December 2015.

Notes to the Condensed Financial Statements (Fourth Quarter 2016)

2.  Non-Comparable Items (continued)

(11)	During the last three quarters of 2016, the company incurred charges associated with long term incentive and other compensation arrangements associated with the Rexam acquisition.

(12)
The sale of the Divestment Business was completed immediately after the Rexam acquisition on June 30, 2016, for $3.42 billion, subject to customary closing adjustments. During the year ended 2016, a gain of $322 million has been recognized in connection with the sale of Ball's portion of the divested packaging businesses.

(13)
In early November 2016, Egypt's central bank elected to allow their currency, the Egyptian Pound, to float more freely in the market resulting in a significant devaluation of the Egyptian Pound from 8.9 to approximately 17 per U.S. Dollar, an approximate 90 percent devaluation. The devaluation generated currency exchange losses in the company's income statement for the non-Egyptian Pound denominated net liability position of the company's Egypt operations based on current liability balances and the 17 per U.S. Dollar exchange rate for the Egyptian Pound. Currency exchange movements since the significant devaluation are not included in non-comparable items.

(14)
During the first two quarters of 2016, the company recorded interest expense associated with the $1 billion of 4.375 percent senior notes and €400 million of 3.5 percent senior notes, both due in December 2020, and €700 million of 4.375 percent senior notes, due in December 2023.  In July 2016 Ball used the net proceeds to fund a portion of the cash component of the purchase price in connection with the acquisition of Rexam.

(15)
In March 2016, the company entered into a new $4.1 billion senior secured credit facility which includes a multicurrency revolving facility, a Term A U.S. dollar loan and a Term A euro loan, all maturing in 2021. These facilities replaced the company's existing revolving credit facility and the unsecured, committed bridge facilities that were entered into in February 2015. In July 2016 Ball used the net proceeds from the Term A U.S. dollar loan and the Term A euro loan to fund a portion of the cash component of the Rexam acquisition purchase price.

(16)
During the first quarter of 2016 and full year of 2015, the company recorded charges for the amortization of deferred financing costs associated with the £3.3 billion unsecured, committed bridge facility, entered into in February 2015, in connection with the Rexam acquisition purchase price.

(17)
In February 2015, the company entered into a new $3 billion revolving credit facility to: 1) replace its existing revolving credit facility, 2) repay its Term C loan, 3) repay the outstanding balance on the existing revolving credit facility, 4) redeem the 2020 and 2021 senior notes and 5) repay the existing private placement debt of Rexam upon closing of the acquisition of Rexam. As a result, during the first quarter of 2015, the company recorded charges for the write-off of unamortized deferred financing costs associated with the refinancing of the revolving credit facility and repayment of the Term C loan.

(18)
The tax effect on business consolidation and other activities in the fourth quarter of 2016 includes $39 million for the correction of a deferred tax asset that should have been released at the time of the sale of the Divestment Business in the second quarter of 2016.

Notes to the Condensed Financial Statements (Fourth Quarter 2016)

3.  Non-U.S. GAAP Measures

Non-U.S. GAAP Measures - Non-U.S. GAAP measures should not be considered in isolation. They should not be considered superior to, or a substitute for, financial measures calculated in accordance with U.S. GAAP and may not be comparable to similarly titled measures of other companies. Presentations of earnings and cash flows presented in accordance with U.S. GAAP are available in the company's earnings releases and quarterly and annual regulatory filings.

Comparable Operating Earnings and Comparable Net Earnings - Comparable Operating Earnings is earnings before interest, taxes and business consolidation costs and other items, and Comparable Net Earnings is earnings before business consolidation costs and other non-comparable costs after-tax. We use Comparable EBITDA, Comparable Operating Earnings and Comparable Net Earnings internally to evaluate the company's operating performance.

A summary of the effects of the above transactions on after-tax earnings is as follows:

	Three Months Ended		Year Ended
	December 31,		December 31,
($ in millions, except per share amounts)	2016	2015	2016	2015

Net earnings attributable to Ball Corporation	$14	$55	$224	$281
Add: Business consolidation and other activities	40	56	359	195
Add: Amortization of acquired Rexam intangibles	32	-	65	-
Add: Cost of sales associated with Rexam inventory step-up	1	-	84	-
Add: Egyptian pound devaluation	27	-	27	-
Add: Debt refinancing and other costs	1	31	109	117
Add: Tax effect on above items	40	(29)	(305)	(103)
Net earnings attributable to Ball Corporation before above transactions (Comparable Net Earnings)	$155	$113	$563	$490
Per diluted share before above transactions	$0.87	$0.80	$3.49	$3.48

A summary of the effects of the above transactions on earnings before interest and taxes is as follows:

	Three Months Ended		Year Ended
	December 31,		December 31,
($ in millions)	2016	2015	2016	2015

Net earnings attributable to Ball Corporation	$14	$55	$224	$281
Add: Net earnings attributable to noncontrolling interests	-	10	3	22
Net earnings	14	65	227	303
Less: Equity in results of affiliates, net of tax	(9)	(1)	(15)	(4)
Add: Tax provision (benefit)	82	(1)	(109)	47
Earnings (loss) before taxes	87	63	103	346
Add: Total interest expense	71	67	338	260
Earnings before interest and taxes	158	130	441	606
Add: Business consolidation and other activities	40	56	359	195
Add: Amortization of acquired Rexam intangibles	32	-	65	-
Add: Cost of sales associated with Rexam inventory step-up	1	-	84	-
Add: Egyptian pound devaluation	27	-	27	-
EBIT before above transactions (Comparable Operating Earnings)	$258	$186	$976	$801